Exhibit 99.1

News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Chief Financial Officer	781.383.0369
Nano-Proprietary, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@appliednanotech.net

NANO-PROPRIETARY, INC. ANNOUNCES SALE OF ELECTRONIC BILLBOARD
TECHNOLOGY, INC. INTELLECTUAL PROPERTY

Austin, Texas, June 27, 2006 -Nano-Proprietary, Inc. (OTC BB: NNPP) today announced that its subsidiary, Electronic Billboard Technology, Inc. (“EBT”) sold its intellectual property in two simultaneous transactions with Novus Communications Technologies, Inc. (“Novus Communications”). In total, Nano-Proprietary received an initial seven figure up-front payment, as well as the right to future royalties and an ownership interest in a newly formed entity.

In the first transaction, EBT sold its patent family covering systems and methods for selling advertising space on electronic billboards and over the internet. In addition to the initial consideration, EBT received the right to royalties based on a percentage of revenue generated after March 20, 2006 by a package of patents owned by Novus Partners, LLC, a subsidiary of Novus Communications. Novus Partners currently has an extensive portfolio of patents related to advertising using networked digital displays. Its licensees include two of the leading companies in the world in the outdoor advertising industry, Lamar Advertising Company and Clear Channel Outdoor. The EBT patents will be combined with the Novus Partners portfolio to be licensed as a package.

“We are extremely pleased to be able to combine our patents with an organization with such a synergistic portfolio of patents and proven abilities to license in the field,” said Dan Burck, Chief Executive Officer of Nano-Proprietary, Inc.

Scott D. Wampler, CEO of Novus Partners noted, “Networked digital advertising is causing disruptive change to the advertising business model. Combined, the Novus and EBT issued patents provide the most extensive world-wide coverage in the networked digital advertising industry. With several dozen further patent applications in progress, we are confident that most industry participants will have an interest in reviewing our patents.”

In the second transaction, EBT sold its remaining intellectual property to Novus Displays, LLC, a newly formed entity owned by Novus Communications. In addition to the initial consideration, EBT received a 25% ownership interest in Novus Displays. Novus Displays was formed to acquire and commercialize EBT’s intellectual property and its initial focus will be on commercialization of EBT’s outdoor electronic sign technology, with the intent to eventually sell electronic displays.

“We are thrilled to be able to begin monetizing EBT’s intellectual Property,” said Dan Burck, Chief Executive Officer of Nano-Proprietary, Inc. “Novus has the development capital available and the relationships within the outdoor advertising industry that will greatly increase the likelihood that the technology will be successfully introduced.”

“We have searched extensively for promising display materials to improve on the color, weight, cost and reliability of existing outdoor digital displays,” said Scott D. Wampler for Novus Displays. “We are delighted for the opportunity to work with the Nano-Proprietary team and believe a longstanding development relationship can grow from this project.”

Digital Signage Networks

Digital Signage Networks are poised to usher in a new age of advertising and have emerged as a leading force in the new generation of sign technology in the advertising industry. Digital signage systems are composed of communication and media equipment capable of delivering content to multiple locations. The advances in technology and associated reduction in the cost of implementation has significantly changed the landscape, making it possible for Digital Signage to be in the mainstream marketplace. The ability to dynamically display, change and monitor compelling full screen advertising at a competitive price is a considerable value proposition to advertisers. This is evidenced by the extensive usage of digital signage at roadside billboards, airports, museums and shopping centers. The growth rate is projected to increase at a significant rate in the next few years, with the potential for digital advertising to become a multi Billion dollar business.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in Nano-Proprietary’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s web site listed below. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

ABOUT NANO-PROPRIETARY, INC.
Nano-Proprietary, Inc. is a holding company consisting of two wholly-owned operating subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong positions in the fields of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. (EBT) possesses technology related to electronic digitized sign technology. The Companies have over 200 patents or patents pending. Nano-Proprietary’s website is www.nano-proprietary.com.

ABOUT NOVUS COMMUNICATION TECHNOLOGIES, INC.
Novus Communication Technologies, Inc. is a private company, based in Blue Ash, Ohio, with interests in intellectual property, digital display technology development and systems operation in the emerging field of outdoor and out-of-home networked digital advertising.

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